Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Second Quarter 2011 Results

St. Louis, Missouri, July 29, 2011.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced a net loss of $17.0 million for the three months ended June 30, 2011 as compared to a net loss of $64.9 million for the three months ended June 30, 2010. For the six months ended June 30, 2011, the Company recorded a net loss of $23.2 million as compared to a net loss of $92.5 million for the six months ended June 30, 2010. The net loss for the three and six months ended June 30, 2011 includes a provision for loan losses of $23.0 million and $33.0 million, respectively, as compared to $83.0 million and $125.0 million for the three and six months ended June 30, 2010, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We continued to experience significant improvement in our asset quality trends during the second quarter of 2011. Our nonperforming assets declined an additional $76.6 million, or 15.1%, to $432.0 million during the second quarter of 2011 and have now declined $386.0 million, or 47.2%, from a high of $818.0 million at December 31, 2009. As a result of this improvement and other factors, our provision for loan losses of $23.0 million for the quarter and $33.0 million for the first six months of 2011 represents significant improvement over our provision levels in 2010. In addition to our improving asset quality, First Bank’s regulatory capital and liquidity ratios also continue to significantly improve, placing First Bank in a position of increasing strength as the economy emerges from the economic downturn. Throughout the remainder of 2011, we will remain focused on continuing to improve our asset quality trends and improving our core earnings performance through various measures intended to enhance our net interest income and noninterest income and reduce our expenses.”

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued improvement in each of the regulatory capital ratios during the year, including an increase in First Bank’s Total Capital Ratio to 14.29% at June 30, 2011 from 13.78% at March 31, 2011 and 12.95% at December 31, 2010. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	June 30,	March 31,	June 30,
	2011	2011	2010 (1)
First Bank:
Total Capital Ratio	14.29%	13.78%	12.11%
Tier 1 Ratio	13.01	12.49	10.82
Leverage Ratio	7.96	7.89	7.65

First Banks, Inc.:
Total Capital Ratio	3.38	4.29	9.46
Tier 1 Ratio	1.69	2.14	4.73
Leverage Ratio	1.03	1.35	3.34
_________________
(1)
First Banks, Inc.’s regulatory capital ratios at June 30, 2011 and March 31, 2011 reflect the implementation of new Federal Reserve rules that became effective on March 31, 2011. First Banks, Inc.’s total capital, tier 1 and leverage ratios at June 30, 2010 would have been 7.24%, 3.97% and 2.80%, respectively, under the new rules if implemented as of June 30, 2010.

•
Significantly reduced the provision for loan losses and net charge-offs for the second quarter of 2011 as compared to the second quarter of 2010. The Company also reduced its overall level of nonperforming assets by $76.6 million, or 15.1%, as compared to March 31, 2011 and $107.5 million, or 19.9%, as compared to December 31, 2010. In addition, the Company reduced its overall level of potential problem loans by $58.4 million, or 16.2%, as compared to March 31, 2011 and $70.0 million, or, 18.8%, as compared to December 31, 2010. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	June 30,	March 31,	June 30,
	2011	2011	2010

Provision for loan losses	$23,000	10,000	83,000
Nonaccrual loans	305,803	382,006	491,596
Performing troubled debt restructurings	90,506	89,712	63,880
Other real estate and repossessed assets	126,244	126,625	188,228
Potential problem loans	303,123	361,522	432,544
Net loan charge-offs	45,787	27,060	91,031

Allowance for loan losses as a percent of loans, net of unearned discount	4.32%	4.44	4.33

•
Reduced the overall level of construction loans to $332.4 million at June 30, 2011 as compared to $439.5 million, $490.8 million and $764.3 million at March 31, 2011, December 31, 2010 and June 30, 2010, respectively. Construction loans decreased $158.4 million, or 32.3%, as compared to December 31, 2010.

•
Reduced the overall level of other real estate and repossessed assets during the quarter to $126.2 million at June 30, 2011, as compared to $126.6 million at March 31, 2011, $140.7 million at December 31, 2010 and $188.2 million at June 30, 2010. Other real estate and repossessed assets have decreased $14.4 million, or 10.3%, as compared to December 31, 2010.

•
Maintained a high level of cash and cash equivalents at $628.8 million and increased unpledged investment securities to $1.96 billion, resulting in total available liquidity of $2.59 billion at June 30, 2011 as compared to $2.44 billion at March 31, 2011, $2.22 billion at December 31, 2010 and $2.10 billion at June 30, 2010.

•
Completed the sale of $37.5 million of loans and $92.2 million of deposits associated with the Company’s remaining three branches in its Northern Illinois region on May 13, 2011, resulting in a gain on sale of $425,000, including the write-off of goodwill and intangible assets of $1.6 million.

•
Completed the sale of $667,000 of loans and $10.4 million of deposits associated with the Company’s Edwardsville, Illinois branch on April 29, 2011, resulting in a gain on sale of $263,000, including the write-off of goodwill and intangible assets of $500,000.

Mr. McCarthy continued, “We remain encouraged by the continued improvement in our asset quality, liquidity and capital ratios at First Bank, all of which should assist in improving our profitability in future quarters. Throughout the remainder of 2011, we are focused on continued improvement in asset quality, which would be expected to reduce our high expense levels associated with nonperforming assets and our provision for loan losses as compared to previous quarters; improving our net interest income and margin by further deploying our higher level of cash and cash equivalents into our investment securities portfolio and specific loan growth initiatives; and reducing our noninterest expenses through continued asset quality improvement and other profit improvement initiatives.”

Net Interest Income:

•
The net interest margin was 2.83% for the second quarter of 2011, in comparison to 2.90% for the first quarter of 2011 and 3.06% for the second quarter of 2010. The net interest margin continues to be negatively impacted by a high average balance of short-term investments, which was $771.1 million, $861.1 million and $1.24 billion for the second quarter of 2011, first quarter of 2011 and the second quarter of 2010, respectively. These short-term investments are currently yielding 25 basis points. During this time period, the Company deemed it appropriate to maintain significant on-balance sheet liquidity in light of uncertain economic conditions in many of the Company’s markets.

•
The average yield on loans was 4.87% for the second quarter of 2011, in comparison to 4.95% for the first quarter of 2011 and 5.16% for the second quarter of 2010. Loan yields continue to be adversely impacted by the level of nonaccrual loans as a percentage of total loans and the low prime and LIBOR interest rates.

•	The average yield on investment securities was 2.28% for the second quarter of 2011, in comparison to 2.22% for the first quarter of 2011 and 2.93% for the second quarter of 2010.

•
The average cost of interest-bearing deposits was 0.72% for the second quarter of 2011, in comparison to 0.81% for the first quarter of 2011 and 1.14% for the second quarter of 2010, and reflects the continued re-pricing of certificates of deposit to current market interest rates upon maturity.

Provision for Loan Losses:

•
The provision for loan losses was $23.0 million for the second quarter of 2011, in comparison to $10.0 million for the first quarter of 2011 and $83.0 million for the second quarter of 2010. The decrease in the provision for loan losses for the second quarter of 2011, as compared to the second quarter of 2010, was primarily attributable to the decrease in the overall level of nonaccrual loans and potential problem loans, lower net charge-offs and less severe asset quality migration, partially due to a declining balance of construction and non-owner occupied commercial real estate loans.

•	Net loan charge-offs were $45.8 million for the second quarter of 2011, compared to $27.1 million for the first quarter of 2011 and $91.0 million for the second quarter of 2010.

•
Nonaccrual loans decreased $76.2 million during the second quarter of 2011 to $305.8 million at June 30, 2011 compared to $382.0 million at March 31, 2011, $398.9 million at December 31, 2010 and $491.6 million at June 30, 2010, representing a 37.8% decrease in nonaccrual loans year-over-year. The reductions in nonaccrual loans are reflective of continued progress regarding the implementation of the Company’s initiatives included in its Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•	Noninterest income was $15.7 million for the second quarter of 2011, in comparison to $14.3 million for the first quarter of 2011 and $26.4 million for the second quarter of 2010.

•
Noninterest income for the second quarter of 2011 includes a gain on the sale of three branches in the Company’s Northern Illinois Region of $425,000 and a gain on the sale of the Company’s Edwardsville, Illinois branch of $263,000. Noninterest income for the second quarter of 2010 includes a gain on the sale of the Company’s Texas region of $5.0 million.

Noninterest Expense:

•
Noninterest expense decreased to $57.5 million for the second quarter of 2011 compared to $59.2 million for the first quarter of 2011 and $70.9 million for the second quarter of 2010. The decrease in noninterest expense as compared to the second quarter of 2010 is reflective of the implementation of certain measures throughout the last six months of 2010 and first six months of 2011 intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

•
Write-downs and expenses on other real estate properties and repossessed assets were $5.5 million, $4.9 million and $9.6 million for the second quarter of 2011, the first quarter of 2011 and the second quarter of 2010, respectively. These expenses, in addition to loan related expenses such as legal and other collection related fees, remain at significantly higher-than-historical levels and will continue to negatively impact the Company’s core earnings until asset quality returns to more normalized levels.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $628.8 million at June 30, 2011 compared to $955.3 million at March 31, 2011, $996.6 million at December 31, 2010 and $1.47 billion at June 30, 2010. The decrease in cash and cash equivalents of $326.5 million during the second quarter of 2011 resulted from the Company increasing its investment securities portfolio by $436.4 million and experiencing a decrease in deposit balances of $276.9 million. These cash outflows were partially offset by substantial loan payoffs during the second quarter of 2011.

•
Cash, cash equivalents and unpledged securities were $2.59 billion and comprised 37.4% of total assets at June 30, 2011, compared to $2.44 billion and 33.9% of total assets at March 31, 2011, $2.22 billion and 30.1% of total assets at December 31, 2010, and $2.10 billion and 24.8% of total assets at June 30, 2010.

Investment Securities:

•
Investment securities increased to $2.20 billion at June 30, 2011 from $1.76 billion at March 31, 2011, $1.49 billion at December 31, 2010 and $995.5 million at June 30, 2010. The Company is utilizing a portion of its higher level of cash and cash equivalents to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of unearned discount, decreased to $3.73 billion at June 30, 2011 from $4.14 billion at March 31, 2011, $4.53 billion at December 31, 2010 and $5.58 billion at June 30, 2010. The reduction in loan balances for the second quarter of 2011 reflects the sale of $37.5 million of loans associated with the Company’s three remaining Northern Illinois branches, in addition to a substantial level of expected customer payments and other activity such as foreclosures and charge-offs.

•
In addition to the decrease in construction loans previously mentioned, non-owner occupied commercial real estate loans decreased to $623.6 million at June 30, 2011 from $707.9 million at March 31, 2011, $807.5 million at December 31, 2010 and $950.7 million at June 30, 2010, reflecting the Company’s initiatives to reduce its overall risk exposure to these types of lending relationships.

•	The Company’s loan-to-deposit ratio was 61.46% at June 30, 2011, as compared to 65.21% at March 31, 2011, 68.94% at December 31, 2010 and 79.72% at June 30, 2010.

Total Assets:

•
Total assets decreased to $6.92 billion at June 30, 2011 from $7.21 billion at March 31, 2011, $7.38 billion at December 31, 2010 and $8.48 billion at June 30, 2010. The reduction in total assets during the second quarter of 2011 is reflective of decreases in the loan portfolio, other real estate and cash and cash equivalents, partially offset by an increase in the investment securities portfolio.

Deposits:

•
Deposits were $6.08 billion at June 30, 2011, in comparison to $6.35 billion at March 31, 2011, $6.58 billion at December 31, 2010 and $7.01 billion at June 30, 2010. The decrease in deposits of $276.9 million during the second quarter of 2011 was primarily attributable to the sale of $92.2 million and $10.4 million of deposits associated with the Company’s Northern Illinois and Edwardsville, Illinois branch sales, respectively, and is also reflective of the Company’s efforts to exit unprofitable certificate of deposit and money market relationships and reduce deposit costs.

Other Borrowings:

•
Other borrowings were $51.2 million at June 30, 2011, in comparison to $39.4 million at March 31, 2011, $31.8 million at December 31, 2010 and $577.8 million at June 30, 2010. Other borrowings at June 30, 2011 were comprised solely of daily repurchase agreements utilized by customers as an alternative deposit product.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Interest income	$59,385	62,875	85,133	122,260	176,964
Interest expense	12,506	13,952	22,641	26,458	50,538
Net interest income	46,879	48,923	62,492	95,802	126,426
Provision for loan losses	23,000	10,000	83,000	33,000	125,000
Net interest income (loss) after provision for loan losses	23,879	38,923	(20,508)	62,802	1,426
Noninterest income	15,728	14,287	26,445	30,015	53,428
Noninterest expense	57,511	59,241	70,864	116,752	147,682
Loss before provision for income taxes	(17,904)	(6,031)	(64,927)	(23,935)	(92,828)
Provision for income taxes	72	52	48	124	153
Net loss	(17,976)	(6,083)	(64,975)	(24,059)	(92,981)
Less: net (loss) income attributable to noncontrolling interest in subsidiaries	(927)	65	(27)	(862)	(464)
Net loss attributable to First Banks, Inc.	$(17,049)	(6,148)	(64,948)	(23,197)	(92,517)

Basic and diluted loss per common share	$(945.00)	(481.41)	(2,958.79)	(1,426.41)	(4,335.04)

SELECTED FINANCIAL DATA

	June 30,	December 31,	June 30,
	2011	2010	2010

Total assets	$6,919,276	7,378,128	8,475,695
Cash and cash equivalents	628,756	996,630	1,466,807
Investment securities	2,196,408	1,494,337	995,487
Loans, net of unearned discount	3,734,603	4,533,343	5,584,687
Allowance for loan losses	161,186	201,033	241,969
Goodwill and other intangible assets	127,455	131,112	142,454
Deposits	6,076,145	6,575,860	7,005,183
Other borrowings	51,247	31,761	577,831
Subordinated debentures	354,019	353,981	353,943
Stockholders’ equity	309,319	307,295	434,056
Nonperforming assets	432,047	539,573	679,824

SELECTED FINANCIAL RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net interest margin	2.83%	2.90%	3.06%	2.87%	2.90%
Yield on loans	4.87	4.95	5.16	4.92	5.14
Cost of interest-bearing deposits	0.72	0.81	1.14	0.76	1.20
Loan-to-deposit ratio	61.46	65.21	79.72	61.46	79.72

About First Banks, Inc.
The Company had assets of $6.92 billion at June 30, 2011 and currently operates 149 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Quarterly Report on Form 10-Q as of and for the period ended June 30, 2011 upon filing with the SEC in August 2011.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.